As filed with the Securities and Exchange Commission on August 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPRINGBIG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-2789488
(State or other jurisdiction of incorporation)	(I.R.S Employer Identification No.)

621 NW 53rd Street, Ste. 340

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan

(Full title of the plan)

Jaret Christopher

Chief Executive Officer

621 NW 53rd Street

Suite 340

Boca Raton, Florida 33487

Copies to:

Aslam A. Rawoof

Benesch, Friedlander, Coplan & Aronoff LLP

1155 Avenue of the Americas, Floor 26

New York, New York 10036

(Name and address of agent for service)

(800) 772-9172

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The SpringBig Holdings, Inc. (“SpringBig” or the “Registrant”) 2022 Amended and Restated Long-Term Incentive Plan (the “Plan”) provides for grants of equity awards to designated officers, employees, non-employee directors and consultants of the Registrant. The number of shares of the Registrant’s common stock, $0.0001 par value (the “Shares”) which may be granted under the Plan includes an automatic annual increase in the number of shares authorized for issuance of up to 5% of the number of Shares issued and outstanding on December 31 of the immediately preceding calendar year. This Registration Statement on Form S-8 relates to (i) an additional 970,375 Shares authorized under the Plan for the annual increase with respect to the fiscal year ended December 31, 2024, which is the difference between the total number of Shares of 2,317,417 authorized under the Plan for such annual increase and the total number of Shares of 1,347,042 previously included on SpringBig’s Registration Statement on Form S-8 filed with the Securities and Exchange on June 23, 2023 (Registration No. 333-272845), in anticipation of such increase; (ii) an additional 2,342,974 Shares expected to be authorized under the Plan for the annual increase with respect to the fiscal year ending December 31, 2025, assuming that the number of Shares issued and outstanding on December 31 of the calendar year immediately preceding such fiscal year ending date is 46,859,495, which was the number of Shares outstanding as of June 30, 2025, as reported in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as filed on August 14, 2025; and (iii) an additional 2,342,974 Shares expected to be authorized under the Plan for the annual increase with respect to the fiscal year ending December 31, 2026, using the same such assumption.

Pursuant to General Instruction E on Form S-8, the contents of the Registration Statement on Form S-8 with respect to the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (Registration No. 333-267011), filed with the Securities and Exchange Commission (the “Commission”) on August 22, 2022, including the information contained therein, are hereby incorporated by reference to this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)	The Registrant’s Annual Report on Form 10-K (File No. 001-40049) for the fiscal year ended December 31, 2024, filed with the Commission on March 28, 2025, as amended by Amendment No. 1 to the Annual Report on Form 10-K (File No. 001-40049) for the fiscal year ended December 31, 2024, filed with the Commission on April 30, 2025, and all material incorporated by reference therein, including the description of the Shares contained in Exhibit 4.4 thereto and all amendments or reports filed for the purpose of updating such description;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q (File Nos. 001-40049) for the fiscal quarter ended March 31, 2025, filed with the Commission on May 14, 2025 and for the fiscal quarter ended June 30, 2025, filed with the Commission on August 14, 2025;

(iii)	The Registrant’s Current Reports on Form 8-K (File Nos. 001-40049), filed with the Commission on January 22, 2025, January 31, 2025, March 21, 2025, April 3, 2025, April 29, 2025, May 13, 2025 and August 6, 2025 (excluding any portions of such reports deemed to have been furnished under Item 2.02 or Item 7.01 and any exhibits included with such Items); and

(iii)	The Registrant’s Current Report on Form 8-K (File Nos. 001-40049), filed with the Commission on August 4, 2025, as amended by the Registrant’s Current Report on Form 8-K/A filed with the Commission on August 13, 2025.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 5.	Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 6.	Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, the Registrant’s charter limits the liability of its directors to the fullest extent permitted by the DGCL, and the Registrant’s bylaws provide that it will indemnify its directors to the fullest extent permitted by such law. The Registrant expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by its board of directors. The Registrant’s charter requires it to indemnify and advance expenses to each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Registrant or was serving at the Registrant’s request in an official capacity for another entity. Such obligations would require indemnification of the Registrant’s officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Item 7.	Exemption from Registration Claimed.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of SpringBig Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 28, 2023).

3.2	By-Laws of SpringBig (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Commission on March 28, 2023).

5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.

23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.

23.2*	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.

24.1*	Power of Attorney (included on signature page).

99.1	SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2023).

99.2	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 99.2 to the Registrant's Registration Statement on Form S-8 filed with the Commission on August 22, 2022).

99.3*	Form of Restricted Stock Award Agreement.

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

Not required to be filed with this Registration Statement pursuant to General Instruction E to Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 29th day of August, 2025.

SPRINGBIG HOLDINGS, INC.

By:	/s/ Jaret Christopher
	Name:	Jaret Christopher
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jaret Christopher and Jason Moos, and each of them, as his true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jaret Christopher	Chief Executive Officer and Director	August 29, 2025
Jaret Christopher	(Principal Executive Officer)

/s/ Jason Moos	Chief Financial Officer	August 29, 2025
Jason Moos	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marc Shiffman	Director	August 29, 2025
Marc Shiffman

/s/ Matthew Sacks	Director	August 29, 2025
Matthew Sacks

/s/ Sergey Sherman	Director	August 29, 2025
Sergey Sherman

/s/ Mark Silver	Director	August 29, 2025
Mark Silver